As filed with the Securities and Exchange Commission on June 23,
1995
                                          Registration No. 33-
- ---------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                         ----------------------------

                            REGISTRATION STATEMENT
                                      ON
                                   FORM S-8
                                     UNDER
                          THE SECURITIES ACT OF 1933
                        -------------------------------

                            TRIARC COMPANIES, INC.
            (Exact Name of Registrant as Specified in Its Charter)





      Delaware                                      13 - 3772588
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                   Identification Number)

900 Third Avenue
New York, New York                                        10022
(Address of Principal Executive Offices)               (Zip Code)




                        1993 Equity Participation Plan
                           (Full Title of the Plan)

                             Brian L. Schorr, Esq.
                            Triarc Companies, Inc.
                               900 Third Avenue
                           New York, New York 10022
                    (Name and Address of Agent For Service)
                                (212) 230-3000
         (Telephone Number, Including Area Code, of Agent For Service)


CALCULATION OF REGISTRATION FEE


                        Proposed  Proposed
Title of                Maximum   Maximum
Securities Amount       Offering  Aggregate    Amount of
to be      to be        Price     Offering     Registration
Registered Registered   Per Share Price        Fee
- ---------- ------------ --------- ------------ ------------

Class A    10,000,000   $16.250   $162,500,000 $56,034.48
Common     Shares       (2)      (2)           (2)
Stock
$.10 par


(1) Based upon the maximum aggregate number of shares of Class A Common Stock to be granted as restricted shares or to be delivered on the exercise of options granted under the Plan described herein. Also registered hereunder pursuant to Rule 416 are an indeterminate number of shares of Class A Common Stock that may become issuable pursuant to anti-dilution adjustments arising under the Plan.

(2) The registration fee for all the securities registered hereby, $56,034.48, has been calculated pursuant to Rule 457(h)(1) under Securities Act of 1933, as amended, as follows: one twenty-ninth of 1% of the product of (a) $16.250, the average of the high and low prices of shares of Class A Common Stock reported on the New York Stock Exchange on June 20, 1995, and (b) 10,000,000, the maximum number of shares of Class A Common Stock which may be granted under the Plan before giving effect to any adjustments in such number as a result of certain anti-dilution protections set forth in the Plan.

PROSPECTUS

                               10,000,000 SHARES

                            TRIARC COMPANIES, INC.

                        1993 EQUITY PARTICIPATION PLAN

      This Prospectus relates to 10,000,000 shares of Class A Common Stock of Triarc Companies, Inc., a Delaware corporation (the "Company"), par value $.10 per share (the "Class A Common Stock"), issuable (i) upon the exercise of certain stock options (the "Options"), (ii) as restricted shares of Class A Common Stock that are both restricted as to transferability and subject to a substantial risk of forfeiture (the "Restricted Shares") which in each case have been granted or which may be granted to selected officers, directors and key employees of, and key consultants to, the Company and its subsidiaries pursuant to the Company's 1993 Equity Participation Plan (the "Plan"), and (iii) under the Plan to non-employee directors upon each such director's initial election and any reelection to the board of directors or pursuant to an election by a director to receive in shares all or any portion of annual retainer fees and/or board of directors or committee meeting attendance fees that would otherwise be payable in cash and stock appreciation rights ("SARs") granted in connection with the Options.

      This Prospectus is intended to furnish participants in the Plan with information regarding such Plan. This Prospectus may be supplemented from time to time and consequently should be retained for future reference.

      This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which this Prospectus relates in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No person has been authorized to give any information or to make any representations other than those set forth in this Prospectus in connection with the offer of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither delivery of this Prospectus nor the issuance or exercise of the stock options described herein shall create under any circumstances any implication that there have been no changes in the Company's affairs since the date hereof.

                  The date of this Prospectus is June 23, 1995.

                                    PART  I

Item 1.     Plan Information.

Introduction

      In 1993, as a part of the on-going program of Triarc Companies, Inc. (the "Company") to provide senior management and other key personnel and consultants with incentives linked to longer-term business unit and corporate performance, the board of directors of the Company (the "Board of Directors") and the Company's stockholders approved the Company's 1993 Equity Participation Plan (as amended and restated to date, the "Plan"). The Plan is designed to provide senior corporate and business unit managers, key employees and consultants with stock based incentives which overall are intended to provide competitive long-term incentive opportunities and tie executive and consultants long-term financial gain to increases in the Company's stock price. To further the purposes of the Plan, it was amended by the Board of Directors in 1994, which amendments were approved by the Company's stockholders in June 1994 and June 1995.


Summary of Plan Provisions

      Purpose. The purpose of the Equity Participation Plan is to promote the interests of the Company and its stockholders by
(i) securing for the Company and its stockholders the benefits of the additional incentive inherent in the ownership of the capital stock of the Company by directors, selected officers, and key employees of, and key consultants to, the Company and its subsidiaries who are important to the success and growth of the business of the Company and its subsidiaries and (ii) assisting the Company to secure and retain the services of such persons. The Equity Participation Plan provides for granting to such persons (a) options for the purchase of shares of Class A Common Stock, (b) SARs, (c) Restricted Shares and (d) in the case of non-employee directors, shares of Class A Common Stock. Approximately 120 employees and approximately 10 non-employee directors are currently eligible to participate under the Equity Participation Plan, and as of June 15, 1995, Shares, SARs and Options have been granted in the aggregate to approximately 100 employees and to all the non-employee directors of the Company.

      Administration. The Equity Participation Plan is being administered by the Compensation Committee of the Board of Directors (the "Committee"). The current members of the Committee are Messrs. Stanley R. Jaffe, David E. Schwab II and Gerald Tsai, Jr. For certain biographical information regarding Messrs. Jaffe Schwab and Tsai, see the Company's Notice of Annual Meeting of Stockholders and Proxy Statement (the "Proxy") for its annual meeting of stockholders held on June 8, 1995. Except for certain automatic grants to non-employee directors and shares of Class A Common Stock which may be issued in lieu of cash retainer and meeting fees, as described below, no member of the Committee may be, or within one year before having become a member of the Committee may have been, granted or awarded pursuant to the Equity Participation Plan or any other plan of the Company or any of its subsidiaries, any options, SARs or Restricted Shares. Subject to the limitations and conditions of the Equity Participation Plan, the Committee has the authority to determine the amounts, times, forms and terms and conditions of grants under the Equity Participation Plan.

      Although the Committee has discretion (within the limits of the Equity Participation Plan) to determine the terms of options granted under the Equity Participation Plan, generally, the options previously granted under the Equity Participation Plan, other than the options automatically granted to the non-employee directors under Section 11 of the Equity Participation Plan, the "performance stock options" (the "Performance Options") described below and certain options granted to certain employees of the Company in November, 1994, vest and become exercisable either (i) one-third on each of the first, second and third anniversaries of the grant date or (ii) one-third on each of the third, fourth and fifth anniversaries of the grant date.

      In April 1994, an aggregate of 3,500,000 Performance Options which were granted to Mr. Peltz (the Chairman and Chief Executive Officer of the Company) and to Mr. May (the President and Chief Operating Officer of the Company) were granted in lieu of base salary, annual performance bonus and long-term compensation for a six-year period commencing April 1993. In addition, 350,000 Performance Options were granted to Mr. Kalvaria (the Vice Chairman of the Company). All of the Performance Options have an exercise price of $20.125 per share and will vest and become exercisable as follows: if the closing price of a share of Class A Common Stock is at least $27.1875 (approximately 135% of the exercise price of each Performance Option) for 20 out of 30 consecutive trading days ending on or prior to April 21, 1999, each Performance Option will vest and become exercisable as to one-third of the shares subject to such Performance Option; if the closing price of a share of Class A Common Stock is at least $36.25 per share (approximately 180% of the exercise price of each Performance Option) for 20 out of 30 consecutive trading days ending on or prior to April 21, 2000, each Performance Option will vest and become exercisable as to one-third of the shares subject to such Performance Option; and if the closing price of a share of Class A Common Stock is at least $45.3125 (approximately 225% of the exercise price of each Performance Option) for 20 out of 30 consecutive trading days ending on or prior to April 21, 2001, each Performance Option will vest and become exercisable as to one-third of the shares subject to such Performance Option. In addition to early vesting in the event such closing price levels are attained, each such option will also vest and become exercisable after nine years and six months after the date of grant even if the price of Class A Common Stock does not so appreciate. Such options have a term of 10 years from the date of grant.

      Generally, options (including the Performance Options but excluding options granted to certain executives of the Company or its subsidiaries pursuant to the terms of their employment), are exercisable immediately prior to termination of such optionee's employment remain exercisable after termination of such optionee's employment during the period of three months immediately following such termination, except upon termination for cause. Upon the optionee's death or permanent disability while employed by the Company or upon the optionee's death during the three months following the optionee's termination of employment, the option becomes fully exercisable and, in the case of the optionee's death, remains exercisable until six months after the issuance of letters testamentary or letters of administration to the executor or administrator of the deceased optionee's estate, but in no event later than one year after the optionee's death. Pursuant to the employment agreements with certain executive officers of the Company or its subsidiaries, if such executive officers' employment with the Company or its subsidiaries terminates for any reason other than for cause, all outstanding stock option awards granted to such executives (other than any Performance Options) will immediately vest in their entirety and remain exercisable for a period of one year following the date of such termination.

      Shares Subject to the Plan. Subject to certain anti-dilution adjustments, the maximum aggregate number of shares of Class A Common Stock that may granted as Restricted Shares, delivered on the exercise of options (including the Performance Options) or issued pursuant to automatic grants to non-employee directors in lieu of receipt of certain fees pursuant to the Equity Participation Plan is 10,000,000. In addition, the maximum number of shares of Class A Common Stock with respect to which options or SARs may be granted to any individual optionee during the term of the Equity Participation Plan is 5,000,000. The shares of Class A Common Stock may be either authorized but unissued shares or treasury shares, including such shares reacquired by the Company.

      If an option expires or terminates for any reason during the term of the Equity Participation Plan and prior to the exercise in full of such option or the related SAR, if any, or if Restricted Shares are forfeited as provided in the grant of such Restricted Shares, the number of shares of Class A Common Stock previously subject to but not delivered under such option, related SAR or grant of Restricted Shares will be available for the grant of options, SARs or Restricted Shares thereafter. An option that terminates upon the exercise of a tandem SAR will be deemed to have been exercised at the time of the exercise of such tandem SAR, and the shares of Class A Common Stock subject thereto shall not be available for further grants under the Equity Participation Plan.

      Eligibility. Options, SARs or Restricted Shares may be granted from time to time to selected officers and key employees of, key consultants to, and directors (including non-employee directors) of the Company or any consolidated subsidiary, as are designated from time to time by the Committee.

      Certain Provisions Relating to Options and SARs. For Federal income tax purposes, options granted pursuant to the Equity Participation Plan will be "nonqualified" options, i.e., they will not be "incentive stock options" as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The price per share to be paid by the optionee on the date an option is exercised may not be less than 50% of the fair market value on the date such option is granted. The Equity Participation Plan provides that options may be granted for a maximum of 15 years from the date on which the option is granted. The purchase price of the shares of Class A Common Stock as to which an option is exercised is to be paid in cash or by check, except that the Committee may in its discretion allow such payment to be made by surrender of unrestricted shares of Class A Common Stock (at their fair market value on the date of exercise) or by a combination of cash, check and unrestricted shares of Class A Common Stock. In addition, an optionee may also elect to purchase shares of Class A Common Stock on exercise of an option by assigning to the Company a sufficient amount of the proceeds from the sale of shares upon such exercise to pay for the purchase price of all such exercised options, through a cashless exercise program (as more fully described in the Equity Participation Plan) or by any combination of the foregoing.

      The Committee may in its discretion grant SARs in connection with any option, either at the time the option is granted or at any time thereafter while the option remains outstanding, to any person who at that time is eligible to be granted an option. The number of SARs granted to a person which will be exercisable during any given period of time may not exceed the number of shares of Class A Common Stock which he or she may purchase upon the exercise of the related option or options during such period of time. Upon the exercise of an option pursuant to the Equity Participation Plan, the SARs relating to the shares of Class A Common Stock covered by such exercise will terminate. Upon the exercise of SARs pursuant to the Equity Participation Plan, the related option to the extent of an equal number of shares of Class A Common Stock will terminate.

      Upon an optionee's exercise of some or all of his or her SARs, the optionee will receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR will be the difference between (i) the fair market value of the underlying share of Class A Common Stock on the date of the exercise of such SAR and (ii) the option price per share of Class A Common Stock specified for the related option. Upon an optionee's exercise of SARs, the optionee will receive in settlement thereof an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, shares of Class A Common Stock or a combination thereof, as determined in the sole discretion of the Committee.

      A SAR will be exercisable only during the period when the option to which it is related is also exercisable. However, in no event may a SAR be exercisable during the first six months after being granted, except that a SAR is exercisable at the time of death or disability of the optionee if the related option is then exercisable. No SAR may be exercised for cash, in whole or in part, except during the period beginning on the third business day following the date of release of the Company's quarterly and annual summary statements of sales and earnings and ending on the twelfth business day following such date.

      The Committee may, at its discretion, issue replacement or reload options to an option holder who has utilized shares of Class A Common Stock to pay the exercise price of an option granted under the Equity Participation Plan and/or to pay any withholding taxes applicable to such exercise. If granted, a replacement or reload option will be exercisable for the same number of shares as were utilized by the exercising option holder to pay such exercise price and/or withholding taxes. Any such replacement or reload option will have an exercise price equal to the fair market value of a share of Class A Common Stock on the date such replacement or reload option is granted, and, unless the Committee determines otherwise, all other terms and conditions of such replacement or reload option (including the date or dates on which such option shall become exercisable and the term of the option) will be identical to the terms and conditions of the exercised option with respect to which the replacement or reload option is granted. No replacement or reload option may be granted in respect of the exercise of any option granted pursuant to the Equity Participation Plan as an automatic grant to a non-employee director (see "Automatic Grants to Non-Employee Directors" below).

      Automatic Grants to Non-Employee Directors. Each director of the Company who is not then an employee of the Company or any subsidiary thereof receives under the Equity Participation Plan on the later of (i) the date of his or her initial election or appointment to the Board of Directors and (ii) April 24, 1993, options to purchase 15,000 shares (which amount was 3,000 shares prior to June 9, 1994) of Class A Common Stock and, in connection therewith, SARs for the same number of shares of Class A Common Stock. On the date of each subsequent annual meeting of shareholders of the Company at which a director is reelected, he or she receives options to purchase 3,000 shares (which amount was 1,000 shares prior to June 9, 1994) of Class A Common Stock and, in connection therewith, SARs for the same number of shares of Class A Common Stock. Each such option has a term of ten years, subject to earlier termination upon the option holder's termination of service to the Company. Each such option becomes exercisable to the extent of one-half thereof on each of the two immediately succeeding anniversaries of the date of grant. The price per share of Class A Common Stock to be paid by the holder of such an option is equal to the fair market value of one share of Class A Common Stock on the date the option is granted. The purchase price of the shares of Class A Common Stock as to which such an option is exercised may be paid in cash, by check, by delivery of previously acquired shares of Class A Common Stock held by the optionee for at least six months, through the cashless exercise program described above under "Certain Provisions Relating to Options and SARs" or by any combination of the foregoing. SARs are exercisable only for shares of Class A Common Stock.

      Elective Purchase of Shares. Each director may elect to receive in shares of Class A Common Stock all or any portion of the annual retainer fees and/or Board of Directors or committee meeting attendance fees (the "Fees") that otherwise would be payable to him or her in cash.

      Any election (other than an initial election made within a specified period following the time a director first becomes a member of the Board of Directors) to receive shares of Class A Common Stock rather than cash must be made at least six months in advance of payment and shall continue in effect until revoked by an election made at least six months in advance. There is no limit on the number of elections or revocations that may be made by a director, except that no such election (other than an initial election made within the time a director first becomes a member of the Board of Directors) or revocation may take effect until at least six months after such election or revocation will have been delivered to the Secretary of the Company. Any shares of Class A Common Stock payable under such an election will be issued on the same date that the Fees would have been paid in cash. The number of shares of Class A Common Stock to be issued on account of an election to receive shares of Class A Common Stock in payment of Fees will be based on the average of the closing prices of the shares of Class A Common Stock for the 20 consecutive trading days immediately preceding the date as of which the Fees are payable. Cash will be paid in lieu of issuing any fractional share of Class A Common Stock.

      Certain Provisions Applicable to Restricted Shares. The Committee may grant Restricted Shares to certain eligible persons at any time. In granting Restricted Shares, the Committee shall determine in its sole discretion the period or periods during which the restrictions on transferability applicable to such Restricted Shares will be in force (the "Restricted Period"). During the Restricted Period applicable to each grant of Restricted Shares, such Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a grantee's eventual right, if any, to such Restricted Shares may not be assigned or transferred except by will or by the laws of descent and distribution. With respect to each grant of Restricted Shares, the Committee will determine in its sole discretion the restrictions on vesting which will apply to the Restricted Shares for the Restricted Period. If the Committee deems restrictions on vesting inappropriate for any grantee, it may approve the award and delivery to such grantee of all or any portion of the Restricted Shares free and clear of all restrictions on transferability. The Company is not obligated to deliver any Restricted Shares free and clear of the restrictions on transferability until the Company has satisfied itself that such delivery complies with all applicable laws and regulations.

      Shareholder Rights. Except for the restrictions on transferability, a grantee of Restricted Shares will have the rights of a holder of the shares of Class A Common Stock, including the right to receive dividends paid on such shares and the right to vote such shares at meetings of stockholders of the Company. No optionee will have any of the rights of a stockholder with respect to any shares of Class A Common Stock unless and until he or she has exercised his or her option with respect to such shares of Class A Common Stock and has paid the full purchase price therefor.

      Changes in Control. The Equity Participation Plan also provides that upon (i) the acquisition by any person of 50% or more of the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors, or (ii) a majority of the directors of the Company being individuals who are not nominated by the Board of Directors (a "Plan Change of Control"), any outstanding options granted under the Equity Participation Plan to officers or directors of the Company shall become fully and immediately exercisable and any restrictions on vesting applicable to any Restricted Shares held by an officer of the Company will lapse and such Restricted Shares will be delivered free and clear of all transferability restrictions. The acquisition of any portion of the combined voting power of the Company by (a) DWG Acquisition Group, L. P., a Delaware limited partnership, the sole general partners of which are Nelson Peltz and Peter W. May, which owns approximately 25% of the Company's voting securities, (b) Nelson Peltz or (c) Peter W. May or by any person affiliated with such persons will not constitute a Plan Change of Control.

      Amendment and Discontinuance. The Board of Directors may alter, suspend, or discontinue the Equity Participation Plan, but, with certain exceptions relating to anti-dilution adjustments, may not, without the approval of the holders of a majority of the Class A Common Stock, make any alteration or amendment which operates to (a) materially increase the number of shares of Class A Common Stock which are available for the grant of options, SARs and Restricted Shares under the Equity Participation Plan, (b) extend the term during which options may be granted under the Equity Participation Plan or the maximum option period provided in the Equity Participation Plan, (c) decrease the minimum option price provided in the Equity Participation Plan, (d) materially increase the rights of optionees with respect to SARs in a manner which would not comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), (e) amend the provisions for automatic grants to non-employee directors in a manner which would not comply with Rule 16b-3, or (f) materially modify the requirements as to eligibility for participation in the Equity Participation Plan, except as otherwise required to comply with Rule 16b-3.

      Effective Date and Duration of the Plan. The Plan became effective as of April 24, 1993, the date of its adoption by the Board of Directors. The term during which options, SARs, Restricted Shares and shares of Class A Common Stock may be granted under the Equity Participation Plan expires on April 24, 1998.

      Resale Restrictions.   Shares of Class A Common Stock that
may be granted as Restricted Shares, delivered on the exercise of options (including the Performance Options) or issued pursuant to automatic grants to non-employee directors in lieu of receipt of Fees pursuant to the Equity Participation Plan may not be resold by any participant in the Equity Participation Plan who would be deemed to be an "affiliate" of the Company under the Securities Act of 1933, as amended (the "Act"), except pursuant to an effective registration statement under the Act or any exemption from the registration requirements of the Act, such as that afforded by Section 4(1) thereof or Rule 144 thereunder.

      Additional information about the Equity Participation Plan and the Committee may be obtained from Stuart I. Rosen, Vice President and Secretary, Triarc Companies, Inc., at 900 Third Avenue, New York, New York 10022; the telephone number at such address is (212) 230-3000.


Federal Tax Consequences

      An employee who has been granted an option, SAR or Restricted Shares will not generally realize taxable income at the date of grant and the Company will not be entitled to a deduction at that time.

      An employee who exercises an option or a SAR generally will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares of Class A Common Stock on the date of exercise over the option price, or, in the case of an SAR, the fair market value of the shares of Class A Common Stock and any cash delivered upon exercise. In each case, the Company will generally be entitled to a corresponding deduction for federal income tax purposes.

      At the time Restricted Shares vest (that is, upon expiration of the Restriction Period) the holder of Restricted Shares will generally realize ordinary income in an amount equal to the fair market value of such Restricted Shares and any cash delivered at the time of vesting, and the Company will generally be entitled to a corresponding deduction for federal income tax purposes. However, if an employee makes a special tax election to recognize income with respect to the Restricted Shares on the date of grant, then the amount of ordinary income will be determined on such date. Dividends paid to the holder during the Restriction Period will also be compensation income to the employee and deductible as such by the Company.

      If a director's Fees are paid in the form of shares of Class A Common Stock, generally the director will realize ordinary income equal to the value of those shares (plus any cash received in lieu of a fractional share). If the sale of such shares by the director could give rise to suit under
Section 16(b) of the Securities Exchange Act of 1934, as amended, taxation is generally deferred for up to six months.

      On August 10, 1993, President Clinton signed into law the Omnibus Budget Reconciliation Act of 1993 (the "Tax Act"), which includes a provision that may preclude a publicly held corporation from deducting annual compensation in excess of $1,000,000 paid to certain of its highly compensated officers. However, there are exceptions for qualified performance based compensation (including certain stock options and SARs) if certain conditions are met. Although the Company intends that awards under the Equity Participation Plan will satisfy the requirements to be considered performance based for purposes of Tax Act, there can be no assurance such awards will satisfy such requirements. The foregoing is only a general summary of the tax effects to the employee and the Company of options, SARs and Restricted Shares granted or awarded under the Equity Participation Plan. There are a number of special tax rules (including the alternative minimum tax, rules applicable in the event of a change in control and withholding requirements) and elections which may be applicable under certain circumstances.

Item 2.     Registrant Information and Employee Plan Annual
            Information.

      Item 3 of Part II of this Registration Statement incorporates by reference documents which are not presented herein or delivered herewith. Copies of such documents, other than exhibits to such documents unless they are specifically incorporated by reference, as well as copies of other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act of 1933, as amended, are available without charge upon written or oral request to: Stuart I. Rosen, Vice President and Secretary, Triarc Companies, Inc., 900 Third Avenue, New York, New York 10022; the telephone number at such address is (212) 230-3000.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following documents filed with the Commission pursuant to Section 13 of the Exchange Act with respect to the Company
(File No. 1-2207) are hereby incorporated by reference into this Registration Statement on Form S-8:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Commission on March 31, 1995;

      (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995 filed with the Commission on May 15, 1995;

      (c)   The Company's Notice of Annual Meeting of
Stockholders and Proxy Statement for its annual meeting of stockholders held on June 8, 1995; and

      (d) The description of the Class A Common Stock contained in the Company's registration statement on Form 8-A dated
November 2, 1993, filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      The financial statements and the related financial statement schedules for the year ended December 31, 1994 incorporated in this Registration Statement by reference from the Company's 1994 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The financial statements and the related financial statement schedules for each of the two years in the period ended April 30, 1993 and for the eight months ended December 31, 1993 incorporated in this Registration Statement by reference from the Company's 1994 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incororated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      Irene B. Fisher, the Vice President, Assistant General
Counsel and Assistant Secretary of the Company, holds Options to purchase shares of Class A Common Stock.


Item 6.  Indemnification of Directors and Officers.

      The Company is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware ("GCL"). Section 145(a) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Section 145 of the GCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merit, or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and
(b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status whether or not the corporation would have the power to indemnify him against such liabilities under such
Section 145.

      Section 102(b)(7) of the GCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty.
However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty.

      Article VII of the Company's Certificate of Incorporation provides for the indemnification of its directors and officers to the fullest extent permitted by the GCL. In addition,
Article VIII of the Company's By-laws provides for the indemnification of its directors and officers to the fullest extent permitted by the GCL.

      The Company has entered into agreements to defend and indemnify each of its directors and officers to the fullest extent legally possible in connection with threatened, pending or completed legal proceedings, including derivative proceedings.

      The Company's Directors' and Officers' Insurance and
Company Reimbursement Policy is designed to reimburse the Company for certain payments made by it pursuant to the various foregoing indemnification provisions and agreements.


Item 7.  Exemptions from Registration Claimed.

      Not Applicable.


Item 8.  Exhibits.

Exhibit No.:                        Description:

5.1         Opinion of Irene B. Fisher, Vice President and
            Assistant General Counsel to the Company.*

23.1        Consent of Irene B. Fisher (included in Exhibit 5.1).*

23.2        Consent of Deloitte & Touche LLP.*

23.3        Consent of Arthur Andersen LLP.*

24.1 Powers of attorney (included in Part II of the Registration Statement).

- -------------
* Being filed herewith

Item 9.  Undertakings.


The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)     To include any prospectus required by
      Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June
21, 1995.

                             TRIARC COMPANIES, INC.

                              By: NELSON PELTZ
                                  ----------------------------
                                  Nelson Peltz
                                  Chairman and Chief Executive
                                  Officer


                               POWER OF ATTORNEY

      The officers and directors of Triarc Companies, Inc. whose signatures appear below hereby constitute and appoint Nelson Peltz and Peter W. May, and each of them (with full power to each of them to act alone), the true and lawful attorney-in-fact to sign and execute, on behalf of the undersigned, any amendment or amendments to this Registration Statement and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                  Capacity                   Date


NELSON PELTZ        Chairman and Chief            June 21, 1995
- -----------------   Executive Officer,
(Nelson Peltz)      Director and Principal
                    Executive Officer


PETER W. MAY        President and Chief           June 21, 1995
- -----------------   Operating Officer,
(Peter W. May)      and Director


JOSEPH A. LEVATO    Executive Vice President,     June 21, 1995
- -----------------   Chief Financial Officer and
(Joseph A. Levato)  Principal Financial Officer


FRED H. SCHAEFER    Vice President, Chief         June 21, 1995
- -----------------   Accounting Officer and
(Fred H. Schaefer)  Principal Accounting Officer


LEON KALVARIA       Vice Chairman and Director    June 21, 1995
- -----------------
(Leon Kalvaria)


HUGH L. CAREY       Director                      June 21, 1995
- -----------------
(Hugh L. Carey)


CLIVE CHAJET        Director                      June 19, 1995
- -----------------
(Clive Chajet)


STANLEY R. JAFFE    Director                      June 21, 1995
- -----------------
(Stanley R. Jaffe)


M. L. LOWENKRON     Director                      June 20, 1995
- -----------------
(M. L. Lowenkron)


DAVID E. SCHWAB II  Director                      June 21, 1995
- -----------------
(David E. Schwab II)


RAYMOND S. TROUBH   Director                      June 21, 1995
- -----------------
(Raymond S. Troubh)


GERALD TSAI, JR.    Director                      June 21, 1995
- -----------------
(Gerald Tsai, Jr.)
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